Exhibit 99.(a)

OneBeacon 401(k) Savings
and Employee Stock Ownership Plan

Financial Statements and Supplemental Schedule
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2015 and 2014

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

___________________________

*
Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Participants and Administrator of
OneBeacon 401(k) Savings and Employee Stock Ownership Plan
Plymouth, Minnesota

We have audited the accompanying statements of net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the Plan) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

The supplemental Schedule of Assets (Held at End of Year) - Form 5500, Schedule H, Part IV, Line 4i as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
June 24, 2016

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits
As of December 31, 2015 and 2014

	December 31,
	2015	2014
Assets
Investments at fair value	$529,920,973	$576,272,780
Cash	—	1,213,632
Receivables:
Interest, dividends and other receivable	17	384,300
Receivable for securities sold	193,053	691,618
Notes receivable from participants	4,351,589	4,098,788
Employer contributions – ESOP	6,089,040	4,751,272
Employer contributions – 401(k)	57,186	41,734
Participant contributions – 401(k)	215,603	153,827
Total Receivables	10,906,488	10,121,539
Total Assets	540,827,461	587,607,951

Liabilities
Payable for securities purchased	448,036	1,148,033
Accrued administrative and custody expenses	42,200	292,720
Total Liabilities	490,236	1,440,753

Net Assets Available for Benefits	$540,337,225	$586,167,198

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2015 and 2014

	Year ended December 31,
	2015	2014
Additions
Investment income:
Interest and dividend income	$14,388,608	$17,899,020
Net appreciation (depreciation) in fair value of investments	(21,122,651)	19,806,209
Net investment income (loss)	(6,734,043)	37,705,229

Contributions:
Employer – ESOP	6,089,040	4,751,272
Employer – 401(k)	3,389,247	3,363,862
Participant – 401(k)	12,670,337	12,577,382
Total contributions	22,148,624	20,692,516

Interest income, notes receivable from participants	167,428	177,642
Transfers in and rollovers	2,325,840	1,800,485
Total additions	17,907,849	60,375,872

Deductions
Benefits paid to participants	63,034,390	45,960,028
Administrative and custody expenses	703,432	1,111,524
Total deductions	63,737,822	47,071,552

Net increase (decrease)	(45,829,973)	13,304,320

Net Assets Available for Benefits:
Beginning of year	586,167,198	572,862,878
End of year	$540,337,225	$586,167,198

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements
A.Description of the Plan
The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan covering substantially all employees of OneBeacon Services, LLC (“OB Services” or the “Company”) and Atlantic Specialty Insurance Company (“ASIC”) (collectively, the “Companies”), indirect and wholly-owned subsidiaries of OneBeacon Insurance Group, Ltd. (“OneBeacon”). The following entities are also participating employers of the Plan: A.W.G. Dewar, Inc., Guilford Holdings, Inc., White Mountains Capital, Inc., White Mountains Financial Services LLC, and White Mountains Insurance Group, Ltd. (“White Mountains”). White Mountains is the majority shareholder of OneBeacon.
On December 23, 2014, OneBeacon completed the sale of OneBeacon Insurance Company ("OBIC"), which participated in the Plan prior to the date of sale. Balances of participants employed by OBIC on the date of sale became fully vested under the provisions of the plan.
The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “IRC”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee, record keeper and custodian is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”).
Eligibility
Employees of the Companies are eligible to participate in the Plan on date of hire. Eligible employees who have not enrolled after 60 days of being hired are automatically enrolled in the 401(k) component of the Plan at a 3% employee contribution rate, with contributions invested in the appropriate age-based Target Retirement Trust, unless waived by the employee. In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants who are not participants in a long-term incentive plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution to the ESOP component.
Contributions
Participants may contribute up to 40% of annual compensation, as defined in the Plan document, on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan. Participants may direct their contributions into various investment options offered by the Plan. The employer matches 50% of the first 6% of compensation, as defined in the Plan document, that a participant contributes to the Plan. This matching contribution is invested to mirror the employee contributions. Eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to Internal Revenue Service (“IRS”) limitations.
For the ESOP contribution, the employers contribute to the Plan, subject to the discretion of the Board of Directors (the “Board”), an amount equal to 3% of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common shares, or White Mountains common shares, depending on employer. The employers, subject to the discretion of the Board, may also make an additional variable contribution of up to 6% of compensation based on OneBeacon’s or White Mountains’ performance during the respective Plan period. For the years ended December 31, 2015 and 2014, the Companies’ variable contribution was 3.0% and 1.5%, respectively, with the contribution allocated to the OneBeacon Company Stock Fund (the “OB Fund”). For the years ended December 31, 2015 and 2014, White Mountains’ variable contribution was 4.5% and 1.5%, respectively, with the contribution allocated to the White Mountains ESOP Fund (the “WTM Fund”). Contributions are subject to certain limitations, as defined in the Plan document.
Voting Rights
Participants are entitled to direct the Plan’s Trustee as to how to vote OneBeacon or White Mountains common shares attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Participant Accounts
Each participant’s account is credited with the participant’s contribution and allocations of (a) the employers’ contribution and (b) Plan earnings, net of an allocation of investment fees. Allocations are based on participant earnings or account balances, as defined in the Plan document. Each participant’s account is debited by the participant’s withdrawals and an allocation of Plan losses and applicable loan fees or administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Vesting
Participants are vested immediately in their contributions plus actual earnings thereon, as well as in dividends from the OB Fund or WTM Fund. Vesting in the employers’ contribution portion of their accounts is based on years of service. A participant is 100% vested after three years of credited service; no vesting occurs prior to the end of the third year of credited service. Participants with less than three years of service are 100% vested upon termination of employment, if that termination is a result of the sale of a business unit or reduction in force.
Put Option
If a participant holds OneBeacon or White Mountains common shares in the Plan and the participant elects to have the shares distributed during a period in which trading of the shares has been suspended, the participant has the right to sell such shares to OneBeacon or White Mountains at fair market value, as defined in the Plan document. OneBeacon and White Mountains did not repurchase any shares from plan participants during the 2015 and 2014 plan years.
Diversification
In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OB Fund or WTM Fund investment. A participant may transfer his or her vested OB Fund or WTM Fund account balance into any of the investment options maintained within the Plan.
Forfeitures
Forfeitures, which result from employee terminations, are used to reduce employer contributions. The balance as of December 31, 2015 and 2014 in the forfeiture account was $34,401 and $69,690, respectively. During 2015 and 2014, $129,915 and $229,007, respectively, of forfeited funds were used to offset employer contributions.
Notes Receivable from Participants
Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1% as of the beginning of the month in which the loan was made. At December 31, 2015 and 2014, participant loans of $4,351,589 and $4,098,788, respectively, were outstanding and are reflected as Notes receivable from participants in the Statements of Net Assets Available for Benefits. As of December 31, 2015 and 2014, the prime rate was 3.26% and 3.25% respectively. As of December 31, 2015 and 2014, the range of interest rates on loans outstanding was 4.25% to 9.25%.
Payment of Benefits
Following termination of service, a participant may elect to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time, or a combination thereof. The Plan requires participant balances greater than $1,000 and less than $5,000 that are not distributed to the participant to be automatically rolled over to an individual retirement account. The Plan requires participant balances less than $1,000 to be automatically cashed out.
Expenses
The Plan paid the majority of administrative expenses, including audit and investment management fees, as well as certain administrative and custody fees paid to Vanguard and The Bank of New York Mellon (“Mellon”), a former custodian of some of the assets of the Plan. The Plan incurred $703,432 and $1,111,524, respectively, in fees for the years ended December 31, 2015 and 2014. Prior to October 1, 2015 terminated participants in the Plan were charged a quarterly administrative fee which was used to pay expenses of the Plan or to reduce employer contributions. Beginning October 1, 2015, all participants began paying a explicit quarterly fee, instead of the implicit fee included in the fund return.
Investment management fees and operating expenses charged to the Plan for investments in registered investment companies are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Plan Termination
While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of employer contributions, becomes immediately 100% vested and shall be distributed to the participants.
Contributions Receivable
Employer and participant contributions receivable consist of contributions that pertain to the current plan year which are contributed in the subsequent year and include employer contributions of $6,089,040 and $4,751,272 at December 31, 2015 and 2014, respectively, related to the ESOP component; employer contributions of $57,186 and $41,734 at December 31, 2015 and 2014, respectively, related to the 401(k) match component; and participant contributions of $215,603 and $153,827 related to the 401k elective deferral component at December 31, 2015 and 2014, respectively.
Accrued Administrative and Custody Expenses
Accrued administrative and custody expenses at December 31, 2015 and 2014 of $42,200 and $292,720, respectively, represent audit, investment management, Trustee and custodian expenses incurred by the Plan due to be paid at year-end.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Investment Options
During the plan years ended December 31, 2015 and 2014, participants were able to allocate all contributions, except unvested ESOP component contributions, among various registered investment company options, two company stock funds, collective trusts, and specific Plan-sponsored funds comprised of stocks, convertible fixed maturity investments and fixed maturity investments as follows:

Baron Asset Fund(1)	Vanguard Target Retirement 2045 Fund(1)
OneBeacon Equity Fund(2)	Vanguard Target Retirement 2050 Fund(1)
OneBeacon Fully Managed Fund(2)	Vanguard Target Retirement 2055 Fund(1)
OneBeacon Company Stock Fund	Vanguard Target Retirement 2060 Fund(1)
PIMCO Foreign Bond Fund(3)	Vanguard Target Retirement 2010 Collective Trust II(4)
Vanguard High-Yield Corporate Fund Investor Shares(1)	Vanguard Target Retirement 2015 Collective Trust II(4)
Vanguard Institutional Index Fund	Vanguard Target Retirement 2020 Collective Trust II(4)
Vanguard International Growth Fund Admiral Shares(1)	Vanguard Target Retirement 2025 Collective Trust II(4)
Vanguard International Value Fund(1)	Vanguard Target Retirement 2030 Collective Trust II(4)
Vanguard Long-Term Investment Grade Fund Investor Shares(1)	Vanguard Target Retirement 2035 Collective Trust II(4)
Vanguard Mid-Cap Index Fund Institutional Shares	Vanguard Target Retirement 2040 Collective Trust II(4)
Vanguard Morgan Growth Fund Admiral Shares	Vanguard Target Retirement 2045 Collective Trust II(4)
Vanguard Prime Money Market Fund	Vanguard Target Retirement 2050 Collective Trust II(4)
Vanguard Retirement Savings Trust III Collective Trust(4)	Vanguard Target Retirement 2055 Collective Trust II(4)
Vanguard Retirement Savings Trust IV Collective Trust(1)	Vanguard Target Retirement 2060 Collective Trust II(4)
Vanguard Selected Value Fund(1)	Vanguard Target Retirement Income Fund(1)
Vanguard Short-Term Investment Grade Fund Investor Shares(1)	Vanguard Target Retirement Income Trust II(4)
Vanguard Small-Cap Index Fund Institutional Shares	Vanguard Total Bond Market Index Fund Admiral Shares(3)
Vanguard Target Retirement 2010 Fund(1)	Vanguard Total International Stock Index Fund Institutional Shares
Vanguard Target Retirement 2015 Fund(1)	Vanguard Wellington Fund Admiral Shares(4)
Vanguard Target Retirement 2020 Fund(1)	Vanguard Wellington Fund Investor Shares(1)
Vanguard Target Retirement 2025 Fund(1)	Vanguard Windsor Fund Admiral Shares
Vanguard Target Retirement 2030 Fund(1)	Vanguard Windsor II Fund Admiral Shares(4)
Vanguard Target Retirement 2035 Fund(1)	Vanguard Windsor II Fund Investor Shares(1)
Vanguard Target Retirement 2040 Fund(1)	White Mountains ESOP Fund
_________________________________________________________________
(1)As of August 31, 2015 investment fund was removed from the Plan.
(2)As of June 30, 2015 investment fund was removed from the Plan.
(3)As of August 7, 2015 investment fund was added to the Plan.
(4)As of August 31, 2015 investment fund was added to the Plan.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

B.Summary of Accounting Policies
The following accounting policies, which conform to accounting principles generally accepted in the United States of America (“GAAP”), have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.
Basis of Accounting
The financial statements of the Plan are prepared under the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.
New Accounting Pronouncements
Financial Instruments - Recognition and Measurement
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (ASC 825-10). The new guidance requires all equity securities with readily determinable fair values to be measured at fair value with changes therein recognized through current period earnings. In addition, the new ASU simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, and for impaired equity security investments to be measured at fair value. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. The Plan elected to early adopt ASU 2016-01 as of December 31, 2015. The adoption had no impact on the statements of net assets available for benefits or the statement of changes in net assets available for benefits as of December 31, 2015 and 2014, respectively.
Plan Accounting
In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (ASC 960), Defined Contribution Pension Plans (ASC 962), Health and Welfare Benefit Plans (ASC 965): (Part I) Fully Benefit-Responsive Investment Contract, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient, which simplifies the required disclosures related to employee benefit plans. Part I eliminates the requirement to measure and disclose the fair value of fully benefit-responsive investment contracts ("FBRIC's"). Contract value is the only required measure for these FBRIC's. Part I also clarifies that a plan's investments in stable value funds, such as the Plan's investment in the Vanguard Retirement Savings Trust III ("VRST III") and Vanguard Retirement Savings Trust IV ("VRST IV") are not considered FBRIC's and should be measured and presented only at fair value. Part II eliminates the requirement to disclose individual investments which comprise 5% or more of total net assets available for benefits, as well as the net appreciation or depreciation of fair values by type. Part II also requires plans to continue to disaggregate investments that are measured using fair value by general type; however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. Furthermore, the disclosure of information about fair value measurements shall be provided by general type of plan asset. Part III allows plans to measure investments using values from the end of the calendar month closest to the plan’s fiscal year end. The Plan elected to early adopt ASU 2015-12 as of December 31, 2015 and has applied its provisions retrospectively with prior periods conformed to the current presentation. The adoption removed the requirement to present an adjustment from fair value to contract value for fully benefit-responsive investment contracts on the statements of net assets available for benefits as of December 31, 2015 and 2014, respectively, and had no impact on the statement of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, respectively.
Fair Value Measurements
In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2015-07, Fair Value Measurement - Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) (ASC 820), which eliminates the requirement to disclose the fair value hierarchy level for investments for which fair value is measured at net asset value ("NAV") using the practical expedient in ASC 820. The Plan elected to early adopt ASU 2015-07, as permitted and applied ASU 2015-07 retrospectively, as required. The adoption has been reflected in Note C—Investments of the financial statements. The adoption has no impact on the statements of net assets available for benefits or the statement of changes in net assets available for benefits as of December 31, 2015 and 2014, respectively.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair value. In general, fixed maturity investments, are valued using fair value estimates based upon reference to other observable inputs other than quoted prices, including matrix pricing, benchmark interest rates, market comparables, broker quotes or other relevant observable inputs. Where observable inputs are not available, the estimated fair value is based upon internal pricing models using assumptions that include inputs that may not be observable in the marketplace but which reflect management’s best judgment given the circumstances and consistent with what other market participants would use when pricing such instruments. Shares of company stock and common stock are valued at quoted market prices as reported by a national securities exchange at year-end.
Registered investment companies are valued at the net asset value as reported by a national securities exchange at year-end. Collective trust funds are valued using NAV, as a practical expedient, and do not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment that is subject to a lockup period). Units of the stable value collective trust fund are reported at fair value using the net asset value of the fund as reported in the audited financial statements of the fund. The VRST III and VRST IV stable value collective trust funds, are valued using NAV and do not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable.
Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Capital gain distributions are included in dividend income.
In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.
Employee and Employer Contributions
The Plan records employee and employer contributions in the period in which they are earned.
Notes Receivable from Participants
Participant loans are recorded at unpaid principal plus accrued but unpaid interest. The notes receivable have no allowance for credit losses, as repayments of principal and interest are received through payroll deductions and the notes are collateralized by the participants' account balances.
Benefit Payments
Benefit payments are recorded when paid.
Risks and Uncertainties
The Plan provides various investment security options which are exposed to various risks such as interest rate, market, liquidity, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
C.Investments
Fair Value Measurements
The Plan records its investments at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an "exit price"). Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2") and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").
In some cases, the valuation technique used to measure fair value may include inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. Transfers between hierarchy measurement levels are recognized by the Plan as of the beginning of the reporting period.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

The fair value measurements at December 31, 2015 and 2014 and their related inputs are as follows:

	December 31, 2015
	Fair value	Level 1 Inputs
Investments measured at fair value:
OneBeacon company stock	$27,251,449	$27,251,449
White Mountains stock	16,386,285	16,386,285
Total investments in the fair value hierarchy	43,637,734	43,637,734

Investments measured at NAV:
Registered investment companies	224,468,364	224,468,364
Non-stable value collective trusts(1)	211,361,636	—
Stable value collective trust(1)	50,453,239	—
Total investments at fair value	$529,920,973	$268,106,098
_________________________________________________________________
(1) In accordance with ASU 2015-07 certain investments that were measured at fair value for which NAV is used as a practical expedient are no longer classified within the fair value hierarchy.

	December 31, 2014
	Fair value	Level 1 Inputs	Level 2 Inputs
Investments measured at fair value
Fixed maturity investments	$1,368,679	$—	1,368,679
Common stock	83,470,665	83,470,665	—
OneBeacon company stock	36,140,061	36,140,061	—
White Mountains stock	15,081,996	15,081,996	—
Convertible fixed maturity investments	14,881,540	—	14,881,540
Total investments in the fair value hierarchy	150,942,941	134,692,722	16,250,219

Investments measured at NAV:
Registered investment companies	373,942,042	373,942,042	—
Stable value collective trust(1)	51,387,797	—	—
Total investments at fair value	$576,272,780	$508,634,764	$16,250,219
_______________________________________________________________
(1) In accordance with ASU 2015-07 certain investments that were measured at fair value for which NAV is used as a practical expedient are no longer classified within the fair value hierarchy.
There were no investments valued using Level 3 inputs as of December 31, 2015 and 2014, and no investments valued using Level 2 inputs as of December 31, 2015. There were no transfers between Levels 1 and 2 during the years ended December 31, 2015 or 2014.
D.Party-in-Interest Transactions
The Plan invests in shares of mutual funds managed by an affiliate of Vanguard and a stable value fund and collective trusts issued by Vanguard. Vanguard acts as Trustee for all plan assets. Until June 30, 2015, the Plan also had investments, the OneBeacon Equity Fund and the OneBeacon Fully Managed Fund, which were managed by Prospector Partners, LLC (“Prospector”), a related party of OneBeacon. The Plan instructed Prospector to liquidate these funds, which were then reinvested in into other plan funds, and subsequently terminated the investment management agreement on June 30, 2015. Transactions in investments managed by Prospector qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Notes receivable from participants also constitute party-in-interest transactions.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Management fees to Prospector in the amount of $402,564 and $735,509, respectively, were incurred by the Plan in 2015 and 2014 that qualify as party-in-interest transactions. Fees paid for investment management services were included as a reduction of the return earned by each fund.
The Plan invests in the WTM Fund which is comprised of White Mountains common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the WTM Fund are recorded and maintained by Vanguard. During the years ended December 31, 2015 and 2014, the Plan purchased shares in the WTM Fund in the amount of $2,284,528 and $2,205,281, respectively; sold shares in the WTM Fund of $3,217,843 and $3,070,059, respectively; had dividend earnings of $23,401 and $25,638, respectively; and had net appreciation in the WTM Fund of $2,243,981 and $665,548, respectively. Dividends paid by the WTM Fund can be in the form of White Mountains common shares or cash. The total value of the Plan’s investment in the WTM Fund was $16,479,548 and $15,159,390, respectively, at December 31, 2015 and 2014. Benefit payments from the WTM Fund were $1,161,614 and $814,105, respectively, during the plan years ended December 31, 2015 and 2014.
The Plan invests in the OB Fund which is comprised of OneBeacon common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard. During the years ended December 31, 2015 and 2014, the Plan purchased shares in the OB Fund in the amount of $8,986,873 and $11,424,081, respectively; sold shares in the OB Fund of $9,275,733 and $8,471,363, respectively; had dividend earnings of $1,943,717 and $1,938,551, respectively; and had net depreciation in the OB Fund of $8,640,810 and appreciation of $943,792, respectively. Dividends paid by the OB Fund can be in the form of OneBeacon common shares or cash. The total value of the Plan’s investment in the OB Fund was $27,634,617 and $36,769,395 at December 31, 2015 and 2014, respectively. Benefit payments from the OB Fund amounted to $3,341,673 and $1,901,158 during the plan years ended December 31, 2015 and 2014, respectively.
E.Tax Status
The IRS has determined that the Plan is designed in accordance with applicable sections of the IRC by a letter dated June 3, 2014. Management believes the Plan operates in accordance with the IRC; therefore, no provision for income taxes is required.
Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015 and 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by the Department of Labor or Internal Revenue Service. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.
F.Litigation Contingency
In June 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as “Plaintiffs”), in their capacity as trustees for certain senior notes issued by the Tribune Company (“Tribune”), filed lawsuits in various jurisdictions (the “Noteholder Actions”) against numerous defendants including OneBeacon, OneBeacon-sponsored benefit plans, including the Plan and other affiliates of White Mountains in their capacity as former shareholders of Tribune seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune's leveraged buyout in 2007 (the “LBO”). Tribune filed for bankruptcy in 2008 in the Delaware bankruptcy court (the “Bankruptcy Court”). The Bankruptcy Court granted Plaintiffs permission to commence these LBO-related actions, and in 2011, the Judicial Panel on Multidistrict Litigation granted a motion to consolidate the actions for pretrial matters and transferred all such proceedings to the United States District Court for the Southern District of New York. Plaintiffs seek recovery of the proceeds received by the former Tribune shareholders on a theory of constructive fraudulent transfer asserting that Tribune purchased or repurchased its common shares without receiving fair consideration at a time when it was, or as a result of the purchases of shares, was rendered, insolvent. OneBeacon has entered into a joint defense agreement with other affiliates of White Mountains that are defendants in the action. OneBeacon and OneBeacon-sponsored benefit plans, including the Plan, received approximately $32 million for Tribune common stock tendered in connection with the LBO. The Plan received approximately $3.6 million for Tribune stock tendered in connection with the LBO. The Court granted an omnibus motion to dismiss the Noteholders Action in September 2013 and plaintiffs appealed. On March 29, 2016, a three judge panel of the U.S Second Circuit Court of Appeals affirmed the dismissal of the Noteholders Action. The plaintiffs have petitioned the three judge panel to reconsider, or for a rehearing en banc.
In addition, OneBeacon, OneBeacon-sponsored benefit plans, including the plan and other affiliates of White Mountains

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

in their capacity as former shareholders of Tribune, along with thousands of former Tribune shareholders, have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the “Committee”), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the “Committee Action”). Tribune emerged from bankruptcy in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action. This matter was consolidated for pretrial matters with the Noteholder Actions in the United States District Court for the Southern District of New York and was stayed pending the motion to dismiss in the Noteholder Action. An omnibus motion to dismiss the shareholder defendants in the Committee Action was filed in May 2014. No amount has been accrued in connection with this matter as of June 24, 2016, as the amount of loss, if any, cannot be reasonably estimated.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i
As of December 31, 2015

(a)	(b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) CURRENT VALUE
*	OneBeacon Company Common Stock	Company Stock		27,251,449
*	White Mountains Common Stock	Company Stock		16,386,285
	Total Company Stock			43,637,734

*	Vanguard Fiduciary Trust Company	Vanguard Retirement Savings Trust III, Collective Trust		50,453,239
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2010 Trust II		13,601,518
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2015 Trust II		23,518,777
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2020 Trust II		44,974,668
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2025 Trust II		37,977,591
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2030 Trust II		32,512,136
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2035 Trust II		20,755,257
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2040 Trust II		9,931,222
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2045 Trust II		7,144,243
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2050 Trust II		3,141,864
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2055 Trust II		678,375
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2060 Trust II		636,468
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement Income Trust II		16,489,517
	Total Collective Trusts			261,814,875

	Pimco Funds	PIMCO Foreign Bond Fund (U.S. Dollar-Hedged): Inst'l Cl		434,533
*	Vanguard Funds	Vanguard Institutional Index Fund***		53,333,988
*	Vanguard Funds	Vanguard Mid-Cap Index Fund Institutional Shares***		20,554,575
*	Vanguard Funds	Vanguard Morgan Growth Fund Admiral Shares***		10,886,292
*	Vanguard Funds	Vanguard Prime Money Market Fund***		17,803,883
*	Vanguard Funds	Vanguard Small-Cap Index Fund Institutional Shares***		16,448,628
*	Vanguard Funds	Vanguard Target Retirement 2050 Fund***		93
*	Vanguard Funds	Vanguard Total Bond Market Index Fund Admiral Shares		11,445,130
*	Vanguard Funds	Vanguard Total International Stock Index Fund Institutional Shares***		19,433,995
*	Vanguard Funds	Vanguard Wellington Fund Admiral Shares***		35,741,176
*	Vanguard Funds	Vanguard Windsor Fund Admiral Shares***		25,474,994
*	Vanguard Funds	Vanguard Windsor II Fund Admiral Shares***		12,911,077
	Total Registered Investment Companies			224,468,364

	Total Investments			529,920,973

*	Notes Receivable from Participants	Participant Loans 4.25% - 9.25%		4,351,589
______________________________________
*    Denotes party-in-interest.
**    Cost is omitted for participant-directed investments.
*** Registered Investment Companies